UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2012

VALIDUS HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-33606	98-0501001
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

29 Richmond Road, Pembroke, HM 08 Bermuda
(Address of principal executive offices)

(441) 278-9000

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01      Other Events.

On October 26, 2012, Validus Holdings, Ltd. (“Validus”) hosted a conference call for analysts and investors to discuss Validus’ third quarter 2012 financial results and related matters. During the conference call, representatives of Validus made certain statements relating to the pending Agreement and Plan of Merger, dated as of August 30, 2012, by and among Validus, Validus UPS, Ltd., Flagstone Reinsurance Holdings, S.A. (“Flagstone”), and Flagstone Reinsurance Holdings (Bermuda) Limited. A transcript of the conference call is set forth below.

CORPORATE PARTICIPANTS

Jon Levenson Validus Holdings, Ltd. - EVP

Ed Noonan Validus Holdings, Ltd. - Chairman & CEO

Jeff Consolino Validus Holdings, Ltd. - President & CFO

Jeff Sangster Validus Holdings, Ltd. - EVP & CAO

CONFERENCE CALL PARTICIPANTS

Jay Cohen BofA Merrill Lynch - Analyst

Matt Heimermann JPMorgan Chase & Co. - Analyst

Ian Gutterman Adage Capital Management - Analyst

Ryan Byrnes Langen McAlenney - Analyst

Amit Kumar Macquarie Research Equities - Analyst

Michael Nannizzi Goldman Sachs - Analyst

Mike Zaremski Credit Suisse - Analyst

Brian Meredith UBS - Analyst

Matt Carletti JMP Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2012 Validus Holdings Limited earnings conference call. My name is Shantalay and I will be your facilitator for today’s call. At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today, Mr. Jon Levenson, Executive Vice President, please proceed.

Jon Levenson - Validus Holdings, Ltd. - EVP

Thank you. Good morning and welcome to the Validus Holdings conference call for the quarter ended September 30, 2012. After the market close yesterday we issued an earnings press release and financial supplement, which are available on our website located at ValidusHoldings.com. Today’s call is being simultaneously webcast and will be available for replay until November 9, 2012. Details are provided on our website. Leading today’s call are Validus Chairman and Chief Executive Officer, Ed Noonan; Validus President and Chief Financial Officer, Jeff Consolino; and Validus Executive Vice President and Chief Accounting Officer, Jeff Sangster.

Before we begin I would like to remind you that certain comments made during this call may be deemed forward-looking statements as defined within US federal securities laws. These statements address matters that involve risk and uncertainties, many of which are beyond the Company’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and therefore you should not place undue reliance on any such statements. More detail about these risks and uncertainties can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, both as filed with the US Securities and Exchange Commission.

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Management will also refer to certain non-GAAP financial measures when describing the Company’s performance. These items are reconciled and explained in our earnings release and financial supplement. With that, I turn the call over to Ed Noonan.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Well, thank you, John. And thank all of you for taking the time to join us today.

It’s been another outstanding quarter for Validus Group, reflecting both light catastrophe activity and the fundamental strength of our business model. We are very pleased to report an annualized return on average equity of 23.3% and a 19.2% annualized operating return on average equity during the quarter, as well as growth in book value per share including dividends of 6.1%. Our net income for the quarter was $207 million bringing our net income for the first nine months of the year to $499 million. Each of our operating businesses had excellent performance. Validus Re had a 51% combined ratio for the quarter and Talbot 83.2%. We benefited from a quiet catastrophe environment and a lower level of individual risk losses during the quarter, as well as $24 million in favorable development to Validus Re and $26 million in favorable development to Talbot. There was nothing out of the ordinary in our reserving activity and releases are in line with prior years.

Our AlphaCat subsidiary continued to gain traction in the market. Written premium was relatively light in the quarter, but investor response continues to be quite good. While this was a quarter with light catastrophe activity, our results are not simply the result of chance. We have positioned ourselves to be a significant player in the best price risk classes and are benefiting from two industry leading franchises we’ve built, along with people, platform in the technology to outperform in both good times and bad.

The other big development in the quarter is our announcement that Jeff Consolino will be stepping down as President and CFO effective February 15 of next year to join American Financial Group. Jeff has been a great partner in the development of our business and while I will miss his daily council, he will continue to provide his insight and advise as a member of our Board of Directors effective from our meeting next week. We will bifurcate Jeff’s responsibilities with Jeff Sangster assuming the role of CFO. Jeff has been with us almost from the start and has been grooming for the CFO role over the last year as part of our normal succession planning. Many of you know him already from his investor relations work and our finance function will not miss a beat with Jeff’s leadership.

John Hendrickson will join us as a Director of Strategy, Risk Oversight and Corporate Development. John has been a part of Validus since before we even wrote the plan to raise capital for the Company and has chaired our Audit Committee since our founding. John started his career as an investment banker to the industry, spent nine years with Swiss Re, including five on Swiss Re’s Executive Management Board and founded his own merchant bank and advisory firm SFRi. John Hendrickson will also remain as our Board of Directors. We’re very pleased to make these two appointments from within our Company, as it’s a good indication of the depth and quality of management across the organization.

With John and Jeff Sangster we will continue to charge ahead with the same entrepreneurial culture and disciplined financial management that has made us successful. So, with that I would like to turn the call over to Jeff Sangster and Jeff Consolino to review our recent results in more detail.

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

Thank you, Ed. This is Jeff Consolino. As always, I’m pleased to be here to share our financial results with you. Before I introduce the customary discussion of our financial results, which again this quarter were superb, I also want to address the other press release from last evening, describing our planned CFO transition. As announced last evening and as described by Ed, in February, 2013 I intend to step down my role as President and Chief Financial Officer at Validus and transition my role at Validus from being a member of Executive Management to one of being a Board member.

I’ve been involved with Validus for over seven years. Ever since we commenced raising $1 billion in support of a business plan designed to bring much needed capacity to a market reeling from the losses of hurricanes Katrina, Rita, and Wilma. In this period we’ve gone from that business plan to the point where I parochially believe that we are the very best Company in our industry segment.

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This career decision for me is a profoundly personal one. Bermuda has been a wonderful place for my wife and I to raise our young family. However, when faced with the opportunity to relocate to the United States and work with another company that I have a very long history with, setting the Validus CFO succession plan into motion made the most sense to us. Most of you on this call know Jeff Sangster and many will know John Hendrickson. With this transition effected, I am confident that Validus will continue moving forward seamlessly.

Now onto the quarter. I’m going to review our financial results at the bottom line level. And then Jeff Sangster will provide the details of our results of operations and financial position. Our third-quarter net income available to Validus shareholders was $207.3 million. This is $2.11 per diluted common share. Net operating income available to Validus was $170.6 million or $1.74 per diluted share. Diluted book value per share at quarter end was $36.27. After considering the $0.25 per share dividend in the quarter, we grew by 6.1% from the second quarter diluted book value per share of $34.43.

Examining our shareholder value creation over a longer time frame, we’ve grown diluted book value per share plus accumulated dividends by 13.8% annually since formation and 13.4% annually since our July 2007 Initial Public Offering. Let me now transition this financial discussion to Jeff Sangster, who will share further details. Jeff, you are in.

Jeff Sangster - Validus Holdings, Ltd. - EVP & CAO

Thanks, Jeff. Speaking of more detail to the quarter’s results of operation, full managed gross written premium increase by 2.1% to $399.5 million from $391.1 million. This is an increase of $8.3 million for the prior year’s quarter in dollar terms. The increase is a result of increased gross premiums written in the Talbot segment offset by a reduction of managed premiums in the AlphaCat segment. Net operating income for the AlphaCat segment of $17.9 million increased by approximately $5.4 million or 43.7% from $12.4 million in the prior year quarter. The $12.4 million represents the Validus share of the total net operating income from AlphaCat Re 2011 in that quarter.

Both AlphaCat Re 2011 and AlphaCat Re 2012 contributed meaningfully in the quarter to the growth of our client franchise and they also contributed fee income to our bottom line from managed third party capital equal to $6.7 million per quarter. Our quarterly combined ratio was 69.9% including a loss ratio of 32.7%. During the quarter, we incurred two notable loss events. US drought of $22 million, representing 4.6 percentage points of a loss ratio, and hurricane Isaac of $15.2 million, representing 3.2 percentage points of a loss ratio. Accident year loss ratio excluding catastrophes and change in prior accident year was 35.4% compared to 51.3% in Q3 2011. Favorable development in the quarter was $49.8 million, which benefited the loss ratio by 10.5 percentage points.

Our gross IBNR at quarter end stands at $1.16 billion and our net IBNR at $1.05 billion. We allocated $13.7 million from the reserve for potential development on 2010 and 2011 events to Deep Water Horizon, the Tohoku earthquake, and Christchurch earthquake. As a result of the Deep Water Horizon allocation, the 2010 RDE balance had been fully allocated and we expect no future activity on the 2010 RDE. Our IBNR now stand at 46.8% of our $2.25 billion net loss reserve.

Beyond underwriting results, I am going to comment on our quarterly investment results, including the noncontrolling interest and our balance sheet. Our consolidated investment portfolio is $6.69 billion at September 30. This includes the consolidation of PaCRe’s investments, for which there is an offsetting 90% noncontrolling interest. Net investment income for the quarter was $25.5 million for a quarterly annualized effective yield of 1.68%, a decrease of 1 basis point from the Q2 2012 annualized effective yield of 1.69%. In the quarter, we realized $9.1 million in investment gains. Our net unrealized investment gain in this quarter was $86.3 million on a consolidated basis. This was driven primarily by the PaCRe investment portfolio, which contributed $62 million to the unrealized gain on a consolidated basis. The amount of PaCRe net unrealized gain, which was attributable to the noncontrolling interest, was $55.8 million, leaving a net bottom line gain attributable to Validus of $6.2 million. The duration of our investment portfolio continues to be short at 1.61 years as of September 30.

Our total stockholders equity at September 30 is $4.1 billion dollars and total capitalization is $4.64 billion. Our financial leverage remains very low with debt to capital at quarter end of 5.3% and debt and hybrids together as a percentage of capital of 11.6%. From June 30 through October 23 we have repurchased an additional 1,174,628 shares for an aggregate purchase price including commission of $38.4 million. We have $122.3 million remaining under our authorized share repurchase program as of October 23.

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We are on schedule to close the Flagstone transaction in the fourth quarter and plan to be back in the market with repurchases after closing. We will reassess our capital position after the close of the Flagstone transaction and the January renewal season. As our track record has shown, we will prudently manage capital, while maintaining the capital buffer and flexibility to pursue the market opportunities which may present themselves in 2013. Now, back to Ed.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Thanks, Jeff. Let me give you some further color on our business, as well as the Flagstone integration, after which we’ll be happy to take any questions you may have. Starting with Talbot, we continued to be in a good pricing environment, although by no means a hard market. Year-to-date we have generated rate increases across our portfolio of 3.3%. In general, classes that have sustained losses over the last few years are the best performing, with international property and onshore energy up by over 11%. Competition is not excessive in the short tail classes at Lloyd’s, as our overall level of rate change by class ranges from negative 2% to positive 12%.

Given the general competitive environment and the state of the global economy, most of Talbot’s growth in the quarter has come from rate increase activity. The global economic downturn has had a meaningful impact on shipping and commerce, consequently, there’s less new business coming into the market. At the same time, Talbot’s renewal retention ratio has increased materially. Our view of rate levels has caused us to be underweight direct and facultative property business for several years, particularly for US risks. We see rates now reaching attractive levels in some major markets. We would expect this to be a key growth area for Talbot going forward. We’ll also continue to see growth from our emerging markets through our Miami and Singapore offices.

Turning to Validus Re, it was obviously an outstanding quarter, as you would expect, given the absence of CAT losses. We’re very proud of our ability to generate underwriting profits in the worst of years, while delivering excellent results when CAT losses are low. Regarding loss activity in the quarter, Validus is not a major player in the crop market. We write a high layer excess of loss account, which is well diversified by state and peril. Our crop loss of $22 million was in line with our expectations and we believe we may see the chance to grow this book next year.

We are in the process of integrating the Flagstone portfolio as we speak. The integration is going very nicely, in large part due to the professionalism and cooperation of Flagstone’s management. We will be renewing all businesses Validus Re starting at January 1. And I wanted to take a minute to describe the process by which we are building the combined portfolio. Our VCAPS system allows us to run our optimization routines across the combined Validus and Flagstone portfolio. Our goal is to maximize our underwriting profit relative to our risk constraints. This process yields the optimal portfolio by client and by layer and moves us out toward the efficient frontier. We know that as we go into the live market our outcomes will vary, but by having disciplined targets at such a granular level, our underwriters will be able to achieve the best possible outcome.

Toward this end the reaction from clients and brokers has been very gratifying. The thing we hear most often is clients desire that we keep our combined lines on their programs. Combining our deep research and analytic skills with responsive underwriting and a $5 billion plus capital base, makes us one of the most important markets for catastrophe risk in the world. Our ability to integrate our sidecars and top layer facility into customer solutions makes us a go-to market for clients and brokers. Finally, our dual rating upgrade this year reinforced the strength of our franchise.

As you know, we were significantly underweight AustralAsia earthquake risk before last year’s events, as our geoscience research caused us to view rates as significantly inadequate. It’s gratifying to see the industry come around to our view and adjust rates appropriately. We would observe, however, that the market does not seem to fully understand the change in seismicity arising from last year’s events. This informs both our pricing and risk-taking and has caused us to make significant changes in our portfolio construction.

Despite being underweight in Asia, we enjoy excellent relationships with the major Japanese customers based on long-standing personal relationships, the quality of our analytical research and the consistency of the capacity we do provide. I spent some time in Asia over the last few weeks and thought it would be helpful to share some thoughts on the Asian market and our position there. Our Asian operations for both Validus Re and Talbot are based in Singapore, with catastrophe risk predominantly underwritten in Bermuda. Both operations are four years old and we have well-developed infrastructure with excellent people. Premium information is dominated by the Japanese and Australian accounts, although Southeast Asia and China are growing rapidly as you would expect.

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There is still a great deal of pro rata reinsurance bought in Asia and this is not typically a good fit with our appetite. Today, pricing in the Japanese market is generally quite sound. The Japanese ceding companies behaved exactly as one would’ve hoped post-event and reinforced the long-term nature of their relationships. Our position in Japan is quite strong, as we have paid our claims very quickly and we did not run from the market post-event like some other major reinsurers. Rather, we increased our capacity in Japan post-event. Across the Asian market, there is ceding companies whose claims from last year’s event are not getting paid. The problem is predominately with local Asian reinsurers. As a result, there is growing concern over willingness to pay on the part of reinsurers. That benefits companies like Validus. Our size and claims paying performance make us a very attractive market.

Australia is the other well developed market in the region. This is much more of a trading environment and while prices are currently very good, Australia always seems to be prone to major reinsurers doing odd things with big capacity that tends to cap the prices in the market. In the past it was predominantly European reinsurers. However, the reinsurance market de jeur is one of the largest American-based reinsurers. Consequently, our Australian portfolio is more likely to be an accordion based on the competitive environment. Flagstone was also active in AustralAsia and we have ample capacity for the combined portfolio.

We broadly see a better rating environment than Asia, with the Chinese market continuing to develop and we will continue to grow our presence in the region through both Validus Re and Talbot of Singapore. More broadly, as you’ve heard us say before, we are firm believers in size and scale in the catastrophe business.

We see the catastrophe market undergoing structural changes that will make it significantly harder to compete as a generalist or smaller player. The Flagstone portfolio gives us the ability to meaningful grow our business in a period of sound pricing in an otherwise crowded market. We think all of this adds up to significant competitive advantage and will continue to yield superior returns to our shareholders.

Lastly on a more topical subject, I’d like to touch on hurricane Sandy and our best current view of potential outcomes. Any coastal landfall is likely to be in the form of a strong tropical storm or mild category one hurricane. There are a few factors that make this a potentially significant event. First, ocean temperatures off the eastern seaboard are a few degrees above normal for this time of year. Second, Monday is a full moon with astrological ties at their high level for the month. And finally, the energy associated with the complements of a very large storm interacting with a Canadian low-pressure system could yield extraordinary amounts of precipitation, mostly in the form of rain. These factors suggest potentially higher storm surge and beach erosion.

At this point the damage potential will arise from downed trees and loss of power, inundation along the coastline, and moderate levels of wind damage, with potentially serious flooding affecting commercial risks. As far as residential risk, we would expect losses to have similar attributes to hurricane Irene, some wind damage but with much of the residential loss not covered by private insurance due to loss from flood. One caveat is that like Irene, there’s the potential for extracontractual exposure arising from governmental involvement in interpretation of insurance coverage, particularly as regards deductibles.

Our meteorological team views the likely landfall as being the Delmarva Peninsula. However, I would caution that there’s a 200 mile margin of error for forecasts four to five days out, so the entire Northeast corridor is still in play. Using the best historic storm path proxies, we would expect that Sandy is unlikely to be a large economic event to the industry. And in the absence of other information between now and landfall, we’d expect it to be measured in the low to mid-single digit billions of insured loss.

Before taking your questions, I’d like to observe that this is Jeff Consolino’s penultimate earnings call, so I’ll wait until next quarter to fully pay him tribute. Therefore I’d ask that you refrain from spontaneous applause during Jeff’s answers to your questions. Operator, with that we’ll be happy to take any questions.

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QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Jay Cohen of Bank of America

Jay Cohen - BofA Merrill Lynch - Analyst

Thank you. A couple of questions. First one in Talbot, the acquisition costs ratio was quite a bit higher than it had been. I am wondering what’s going on there?

Jeff Sangster - Validus Holdings, Ltd. - EVP & CAO

Hi, Jay, is Jeff Sangster. By way of background, Talbot receives their premium net of acquisition costs and during the quarter we re-examined our approach to estimating the gross up that we apply and in that process we applied a higher degree of precision, doing so at a contract level rather than at a line level. So, the result was a gross up of gross premiums written and acquisition costs in the quarter of $14.8 million.

This is a one-time only adjustment and has no bottom line impact. Impact on a forward basis the acquisition ratio impact should be minimal, as the re-estimation applies to several years. So, the $14.8 million over a period of about five years is relatively minimal and don’t anticipate that changing estimations going forward.

Jay Cohen - BofA Merrill Lynch - Analyst

That's helpful. The second question, you look at the premiums written in Validus Re, and the growth rate has been pretty volatile. This was a bigger drop this quarter than we had expected. I’m wondering if you can give us some color behind that?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Jay, our job is to construct a portfolio to maximize our expected returns relative to the acceptable level of volatility and some quarters that translates into very significant premium writings. Other quarters there’s not as much business that hits our screens.

I wouldn’t interpolate that into any particular trend line, so much as just the movement at July 1. Specifically, as we looked at our portfolio, we really started to back off just a bit on some of the national accounts types business in terms of its efficiency and utilization of capital across our whole portfolio. So, I wish I could tell you that I could give you a good kind of trend line to work from, but I think Validus Re is prone to having a bit of a lumpy business from time to time.

Jay Cohen - BofA Merrill Lynch - Analyst

Got it, thank you.

Operator

Matthew Heimermann, JPMorgan

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Matt Heimermann - JPMorgan Chase & Co. - Analyst

I guess there weren’t as many people standing in line to give Jeff props as I thought. (laughter) A question on Flagstone, Jeff. Can you give us a sense of how you might tweak that portfolio. My working presumption/assumption would be that they probably had more European exposure then you’d probably like to keep. I’m just curious, given their financial condition whether there’s some business in the US that quality-wise is not up to snuff. So, just any thoughts there would be helpful.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Sure, let me give you a couple of observations. First, I think you’re right about the European business. They had an appetite that included more Parada business, more risk excess of loss business, more regional Central European type customers. That really doesn’t tend to play well to our risk appetite and so I would expect to see that diminished considerably.

In the US I would say that we are in a very disciplined market and it’s a syndicated market, so the market clearing prices are good. And so Flagstone’s portfolio is representative of that market and therefore there’s nothing wrong with pricing across their portfolio.

As we look at it, it’s -- we construct our portfolio differently and therefore some of the attachment points and, in fact, some of the cedants that they are on are less attractive to us. So, our job, as I mentioned, is to take the two portfolios as they exist today and optimize the profitability coming out of that relative to risk constraints. And so, our expectation is that while most of the business is very well priced, we wouldn’t expect to keep all of it.

We won’t seek to keep all it, I guess, is a better way of saying it. But I think we have the free option on all of it to the extent that it meets our appetite. So, I think you’re right I don’t think is underpriced in the US and I don’t think it’s quality of ceding Company, just different appetite and from our standpoint that will get reflected starting on January 1 as we underwrite the combined portfolio.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

And any thought to -- any thought or updated thoughts, I should say, on just what balance sheets that book might end up on at this point or is that still to be determined?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Validus Re.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

Validus Re. I guess then as a follow-up to that does combining the two portfolios and getting extra looks at the market potentially create incremental opportunities for AlphaCat on top of this?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Yes, absolutely, absolutely. There is business that when we build on the Validus Re portfolio, there is business that we will look at and say well priced, doesn’t fit our portfolio parameters, but might be very attractive to any number of the Validus Re or Validus Group sidecars or top layer facility. So, we do expect that AlphaCat will get some opportunities as a result of that.

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Matt Heimermann - JPMorgan Chase & Co. - Analyst

So, when we get to your 1/1 update with your 4Q call, it is probably not unrealistic to think about the AlphaCat portfolio, existing portfolio probably changing similar to what your core Validus portfolio assumption is plus some incremental opportunities arising out of those?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

I think that’s right and I think, though, you really have to go out through at least June 1. There’s certainly some Florida business in there that we think would probably fit some of our sidecars for AlphaCat. But, yes, I think you’ll start to get an indication on the January 1 renewal.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

That's helpful. And then just on the acquisition expense in Talbot, that had a lot more volume than I was expecting this quarter. The development was better and, but the acquisition ratio popped up a bit, and I wasn’t sure if that was related to a mix of business issue or there with the favorable development if you had to get back some ceding commissions and that was the issue. Just a little color there?

Jeff Sangster - Validus Holdings, Ltd. - EVP & CAO

Hi, Matt, it is Jeff Sangster. That was related to a review we did of the gross up process that we do at Talbot to get our net premiums. As we receive them they’re net of acquisition cost to gross those up and so in reviewing those and then doing so at a contract level, we made a one-time adjustment of $14.8 million, which increased gross premium written and acquisition cost. So, that’s something I would view as nonrecurring one-time only and not really having an impact on the ratio going forward.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

And then where, just with respect to the marine growth you saw on Talbot, just what was the incremental opportunity? Is that more of the same of what we saw in the first half?

Jeff Sangster - Validus Holdings, Ltd. - EVP & CAO

Partially and two stories there. One is the piece that I just mentioned, most of that was in the Marine line. So, that $14.8 million also grossed up the premium in the Marine line primarily. And then, yes, there was incremental opportunities organically growing, as you said, largely similar to what we have been seeing earlier in the year.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

All right, thanks for that.

Operator

Ian Gutterman, Adage Capital.

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Ian Gutterman - Adage Capital Management - Analyst

Jeff, I hope your departure doesn’t have anything to do with not wanting to have RDE questions on your conference calls anymore. I guess that is a no. And Ed, since you were being light this morning, any risk of your scientists being put on trial by the Italians for not predicting earthquakes in advance?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Actually, though, we don’t put that on our scientists. We have Ouija boards for that type of thing As well as for our pricing, yes.

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

(Inaudible - multiple speakers) You don’t wait for us to send anyone from Validus research off to Italy, though, unless it’s in their future.

Ian Gutterman - Adage Capital Management - Analyst

Exactly. Ed, can you just follow up on the Sandy comments. The low to mid-single digit billions, does that imply an event that reaches the reinsurance market or no? That usually tends to be on the cusp at that point.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Not much, Ian. It will depend. It would be shocking if any of the major buyers on the big larger companies got into a reinsurance program. Their retentions are typically $10 billion industry event or higher.

You might have some of the regional companies get into their reinsurance programs, particularly those in the Maryland, New Jersey area based on the current storm track. But at least as it stands today, wind is not going to be a devastating issue, and so it will be very much like Irene, and much of that really should be flood.

And in this case, depending on the current storm track you have probably greater penetration of the national flood insurance program than you had in Connecticut and in places like that in Irene. So, hopefully we won’t see the same kind of issues that arose where there was no coverage under their traditional insurance policy, they hadn’t bought flood insurance and so, there was a lot of pressure applied by governmental agencies to find coverage

Ian Gutterman - Adage Capital Management - Analyst

So, that makes it sound more that it is a commercial event than a residential event, just given the flooding ops you won’t be overing the residential side

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

I think there’s a potential for that. I think about the commercial exposure being particularly chemical and energy plant starting from the lower, upper end of the Delaware Bay right up through the Bayonne, New Jersey area where you have significant industrial installations that are very, very close to the shoreline where flood and inundation could lead to significant business interruption losses and a lot of that will depend on when the storm comes ashore relative to high tides. But, I think there’s at least a chance that you could have material commercial losses as a result.

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Ian Gutterman - Adage Capital Management - Analyst

And then just last question on that topic, when thinking about it versus Irene, as I recall Irene was a hug the coast type of storm that hit a lot of states, the whole Eastern Seaboard. This, because it’s approaching from the east is just going to maybe hit a couple states and to go straight inland. Wouldn’t that suggest maybe it would be lesser damage than Irene?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

It might. Although, obviously, if you think about Irene, the states that it hit were on the western side of the storm and the strongest winds are typically on the eastern side of the storm. So, as Irene kind of raked up the coastline from the Carolinas, onshore wasn’t subject to the strongest winds for the most part.

In this case we have a storm that’s actually approaching perpendicular to the shoreline. You will have the strongest winds coming ashore and potentially coming ashore in more densely populated areas along the Northeast corridor.

Ian Gutterman - Adage Capital Management - Analyst

Makes sense. And then just lastly on Flagstone. I see their votes scheduled for the very end of November. How much time do you need to close in there and get your regulatory approval. I guess I am a little surprised you are so confident you can write a combined portfolio at 1/1.

Jeff Sangster - Validus Holdings, Ltd. - EVP & CAO

Ian, it’s Jeff Sangster. As you said, the vote is scheduled for November 28. We are expecting the final couple of regulatory approvals to come in around that time, as well. So, anticipating a close either late November or very early December. In terms of the combined portfolio, that work has already been ongoing for a couple of months. And we went into the major conferences this fall with a view on how we were going to renew that business and fully coordinated that with the Flagstone folks. So, we’ve been messaging that to clients through September, October.

Ian Gutterman - Adage Capital Management - Analyst

I was worried. So, Luxembourg isn’t going to be a delay or anything like that?

Jeff Sangster - Validus Holdings, Ltd. - EVP & CAO

Luxembourg is not a delay, no.

Ian Gutterman - Adage Capital Management - Analyst

Perfect, okay. Great, that’s all I had. Thanks, guys.

Jeff Sangster - Validus Holdings, Ltd. - EVP & CAO

Okay.

Operator

Ryan Byrnes, Langen McAlenney.

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Ryan Byrnes - Langen McAlenney - Analyst

Good morning guys. Flagstone used to write some aggregate, or I guess CAT aggregate treaties. Wanted to get your thoughts on, I guess, renewal those types of business or what your thoughts are on aggregate treaties?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

As a general rule, emphasis on general, we are not a big aggregate excess market. It tends not to fit well against our portfolio. It tends to, in our view, we never feel as though we are getting properly paid for the aggregate risk. It introduces multiple events into one cover, which starts to create significant modeling complexity that we don’t think the market factors in properly in every case. So, we do write some aggregate cover, not very much. Our crop portfolio there’s some aggregate excess in there. But, we are not a, in general, a Company whose appetite tends towards that.

Ryan Byrnes - Langen McAlenney - Analyst

Okay great. And then quickly, I guess, the past two years reserve releases were higher in the third quarter. Is there -- do you guys do a more through study of reserves in third quarter or is that a trend that I should be noticing?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

You are right to observe that the third quarter has been higher over the last few years. We do fairly comprehensive actuarial work every quarter. I think the June actuarial work tends to start to point us in a direction. As you get out into the third quarter, you tend to have both a better initial view of the current year, as well as a more fully developed view of prior years. And so it isn’t necessarily a concerted process that leads to it, but I think it’s just a natural byproduct of our actuarial work and the timing of it that we tend to see the same phenomena. The third quarter has tended to be higher reserve releases each of the last few years.

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

Historically, that had been more pronounced in the Talbot segment as you move toward closing off on a Lloyd’s basis, it’s three year, year of account.

Ryan Byrnes - Langen McAlenney - Analyst

Great, thank you.

Operator

Amit Kumar, Macquarie Capital.

Amit Kumar - Macquarie Research Equities - Analyst

First of all, just sort of going back onto the discussion regarding capital management. Did I hear this correctly, did you say the repurchase will start next year or if the deal closes then it starts in December?

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Jeff Sangster - Validus Holdings, Ltd. - EVP & CAO

Amit, it’s Jeff Sangster. We will be back in the markets after close in December, assuming a late November, early December close as you mentioned.

Amit Kumar - Macquarie Research Equities - Analyst

Oh December. The other question I had was if you sort of look at page 34 in the PML’s and post-acquisition, can you talk about how you think about the capital flexibility in 1/1 and the level of potential buyback at that point, if you fast-forward post Flagstone acquisition?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Sure, Amit, this is Ed. We do have excellent capital flexibility today. When we look at the combined portfolio we have ample capital to write every dollar of the combined portfolio. We don’t expect to write every dollar of the combined portfolio, and so that would tend to imply that our capital flexibility will only increase as we get out.

But, we are kind of a mind to let’s get through the January 1 portfolio, see what the market looks like, see how much of the business we keep and what we’ll expect to keep the rest of the year. Then when our board comes together in February, we will be in a better position to set a capital management course for the rest of the year.

Amit Kumar - Macquarie Research Equities - Analyst

Got it. So, February. I guess one last question, on the PML page, I noticed that the Chinese economy numbers are meanfully higher than others, and I guess some of that might have to do with Lloyd’s and how they think about it. Is that right?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

It’s entirely based on Lloyd’s and a change to the RDS, where the Chinese economic crash scenario, the hard landing scenario, perhaps in parts of South America, because of their interrelatedness with the Chinese economy. We are pretty religious about this, and so we just follow the RDS instructions and add up limits exposed. It’s -- in some cases in the past we’ve looked at RDSs and said, we want to bring that down. Let’s go by facultative on parts of our portfolio for that.

In this particular case I don’t think that we are of a view that this is, despite the fact that it is a larger number, that’s a pretty remote set of circumstances all under one scenario. And so, I wouldn’t expect us to do anything to modify that number. We are not going to go out to hedge it in some way. We think it is an extremely conservative RDS on Lloyd’s part and we are fine with that. But we don’t feel as though that causes a risk management issue for us.

Amit Kumar - Macquarie Research Equities - Analyst

Got it, thanks. And congratulations to Jeff. I think even though you won’t be talking about RDE, I get the feeling he will be now talking about LTC. (inaudible) stay there. Thanks for the time and congratulations on the results.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Well done on coming up with JIJO, by the way.

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Operator

Michael Nannizzi, Goldman Sachs

Michael Nannizzi - Goldman Sachs - Analyst

I guess one question is how do we think about the underlying here. Certainly, better than we had at Re. How much of that is just a lack of kind of lumpy losses that you wouldn’t consider CATs and how much of that is just the manifestation of the ability to push through better pricing? And just one follow-up, thanks.

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

Mike, this is Jeff Consolino. So, if you think about the underlying loss ratio as Jeff Sangster outlined, we are definitely sitting a little bit below trend. If you go to the supplement and I believe the page is 24, let me just get there. Yes, it is 24. What you’ll see by segment, because you really have to look at this by segment, the underlying loss ratio in Validus Re at 22.7% is right in the neighborhood that we then would expect for the underlying non-CAT accident year loss ratio.

AlphaCat has had a run of being loss free for several consecutive quarters, which I think you’d probably expect. And then in the Talbot segment, what you do see is that the loss ratio is a little bit below trend. It is sitting there on an underlying basis a little bit under 50%, whereas the norm has been closer to the mid-50%s. A lot of that is just an absence of attrition and non-event losses. And then also there’s some factor from the $14.8 million premium gross up, which Jeff Sangster identified as part of that acquisition cost study. So, all in all I think this quarter has seen better than trend underlying loss ratio. We can’t control whether that will persist or not, but it’s not totally divorced from where our expectations are.

Michael Nannizzi - Goldman Sachs - Analyst

And then just one question on capital line. So, we are kind of rolling into 1/1. You’re going to be repositioning some part of the Flagstone book, it sounds like. How should we think about now you’ll have this combined capital base you’ll have accumulated more capital in the fourth quarter from Validus just simply from the fact that you won’t be deploying capital in anticipation of transaction close.

Plus if you’re deploying less capital into the business at 1/1, I would imagine that either you’re going to have a higher run rate or just a start, stop to start accumulation of capital to deploy. How should we think about that as we go into kind of December and then more holistically into next year. Thanks.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Mike, as I mentioned earlier, we do hope that the fourth quarter gives us more excess capital to think about, but the key driver for us will be looking at how the combined portfolio shakes out at January 1. That will give us a very good indication as to market pricing, our effectiveness in deploying our capital, and once we see that, by that time we’ll have fourth quarter results and a good view of the market for the year, and we will be in a position to start to make the forecast that we need to set in place our capital management program for 2013. So, we are probably a few months away and I would expect that you should anticipate seeing from us the same type of behavior you’ve seen in the past. We’re not big fans of lugging around excess capital just for the sake of having capital and, therefore, we will continue to right size our capital to our business opportunity set and in so doing look to keep our ROEs up.

Michael Nannizzi - Goldman Sachs - Analyst

Okay, thank you.

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Operator

Mike Zaremski, Credit Suisse

Mike Zaremski - Credit Suisse - Analyst

Hi. Thanks. So, in regards to the joint venture’s platform. Ed, in the prepared remarks you said investor response continues to be quite good. So, it that positive outlook subject to certain pricing levels? So, for example, what if prop cat pricing was down at January 1 through June 1 renewals?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

There’s a few different segments within AlphaCat where we manage third party capital. If pricing were down meaningfully than I would suspect that we would probably see less capital interest in sidecars, for example. Our sense, though, is that a lot of the money coming into the market is coming from institutional investors, pension plans, endowments. It is coming in at the high layers of risk and their required return on capital is meaningfully lower than the traditional reinsurance market. I mean, they’re offering a bit less of a product, as well, to the extent that there’s no reinstatement typically associated with it.

But, their return on capital requirements are lower, so I suspect that there’s a little bit of cushion there that you wouldn’t expect to see that capital suddenly turn and leave if rates come off of a bit. I suspect that will remain and probably continue to grow in its importance to the segment. I think what will tend to drive that capital out or to reduce it, better said, is upward movements in interest rates where their required return on capital gets tougher to be satisfied.

Michael Nannizzi - Goldman Sachs - Analyst

Would you say there’s any economic benefit to Validus to writing the, within the joint venture structure versus just keeping it all for yourself and not writing in the joint venture?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Oh, no, actually the joint venture is usually strategic to us. The ability to provide top layer risk to clients. Top layer risk is very inefficient on our balance sheet. It’s a capital hog, if you would. And so in this case PaCRe, our top layer facility, allows us to structure broad solutions for clients that work on the Validus Re balance sheet and also allow us to provide top layer coverage that otherwise wouldn’t be attractive to Validus Re.

Similarly, down at the low layers, particularly in places like Florida, our appetite for low layer Florida business is finite and so having the sidecars available both to write first layer of Florida risk, reinstatement premium coverage, et cetera, is purely complementary to the Validus Re portfolio and therefore very strategic in nature. What I would say is that in each case we expanded our overall portfolio as a result of those sidecars. If those sidecars went away, I wouldn’t presume that Validus would immediately say, great, we will keep all this business ourselves, just because it doesn’t fit our portfolio nearly as well as it does the dedicated facilities.

Michael Nannizzi - Goldman Sachs - Analyst

Okay got it. And separate question, can you talk specifically about the pricing and your outlook for pricing in aviation, marine, and war on terrorism in those three categories?

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Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Sure. Aviation rates are off a couple of percent in London. We primarily write the aviation insurance and the largest part of the aviation reinsurance account out of Talbot. Rates are off a couple of percent there. What we’ve been doing is shifting from airline accounts towards products and operations. We think the airline accounts at this point are just too cheap in general. So, aviation I’m not kind of not terribly negative about, but we are just -- we reduced the aviation account and we’ve shifted it around. Remind me the other classes you’re interested in comments.

Michael Nannizzi - Goldman Sachs - Analyst

Marine and then war and terrorism. War and terrorism are one line.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

War and terrorism we think of as actually two different classes, but that’s fine, we can talk about them in the same context. We see competition there, but not kind of crazy competition. Again, in the war and terrorism accounts were off just about 2% year-to-date. Our position in those markets is excellent.

The terrorism market in particular. I think at this point we’ve got the biggest market share in Lloyd’s on the terrorism account. But we don’t tend to build tremendous vertical exposure. We tend to build our exposure horizontally and so we write all over the world. It’s not just a New York London Frankfurt-based exposure set.

So, I think we feel pretty good -- actually, we feel very good at this rate level for terrorism and war risk. The war risk business, it’s not a huge marketplace. We’ve been a leader in it for as long as Talbot has existed. And we are at a point in time where at any moment you could see a big upward spike in war risk premium just based on geopolitical events.

In the marine classes in general, cargo continues to be an attractive account. Rates are okay. They’re essentially flat. Results have been good. The whole business, obviously, has been badly adversely affected by Costa Concordia and one other claim in the market over the last year. Rates have ticked up a bit there. Not as much as you would’ve liked, post a big event like that, but Costa Concordia, essentially Carnival, will be paying for at their renewal. I know rest of the market has perhaps rightly said that’s not an event that should be spread across the whole market. It is a unique event.

But the whole rates are holding flat, maybe up a point or two. You’d like to see a bit more than that, but once the Carnival renewal comes up again, I think we will probably be reporting higher overall rate increase activity. But I would say in general the Marine lines are flat and performance area’s okay. It’s not, certainly not negative. It’s in an acceptable range, but not as exciting as we’d like it to be.

Michael Nannizzi - Goldman Sachs - Analyst

That's very helpful. And if I could slip the last one-in. Crop impact in 4Q? Thank you.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

At this point we’ve got our best estimate as to what our crop exposure is. But, we know that it will be late in the fourth quarter, probably early January before we start to get better granular insight from the clients. And so that number could move, but based on the total amount of exposure that we have to the class, I don’t think that we would expect to see any meaningful or material moves. It’s just not that big a class to us.

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Michael Nannizzi - Goldman Sachs - Analyst

Thank you.

Operator

Brian Meredith, UBS.

Brian Meredith - UBS - Analyst

Good morning. Two questions here for you. First one, Ed, any kind of near-term opportunities from the incremental policy takeout down in Florida for you guys from a reinsurance perspective?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

We will pick up. From a couple of our reinsurance clients in Florida we will pick up additional premium. As we’ve talked about in the past, Brian, we are very, very credit sensitive on Florida companies. We want companies that are well capitalized and will be in business the day after a big event. And so, there’s a relatively small number of Florida domestics that meet that criteria.

Fortunately, some of those are winners in the takeout. New takeout companies starting up, jury’s out at this point as to whether they would meet our underwriting criteria. So, we will see some pickup, but I wouldn’t expect to see us doing quota shares of companies doing takeouts.

Brian Meredith - UBS - Analyst

The second question for Jeff. Since the close of the PaCRe transaction, I’m just curious what the appetite is or what you’re going to demand your coming in for maybe additional PaCRe type companies being set up?

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

Earlier in the year, Brian, and this is Jeff Consolino, we indicated that we are continuing to build our AlphaCat business and that’s across the whole board. We have, for example, the 2011 sidecar, which will be expiring via terms and we are moving forward in determining what to do with those renewals, which we think have value.

We have PaCRe, which thus far has been a really strong success, as Ed indicated on this call and a previous call, and our feeling is that we can deploy much more limit of PaCRe, where the investors that provide more capital so we can view that as attractive. And then also across the spectrum, institutional interest in this business, whether you call it an asset class or what you call it, has never been higher.

I know there’s a lot of buzz out there about that, so we are involved in a number of conversations about building that out. And we are in the position, as we see effectively all of the worldwide limit is placed in CAT, to be able to dissect the market as to what’s available and what kind of return per profile that has for investors and structure things accordingly. We are moving forward really on all fronts there, Brian, and the AlphaCat team is in place and their mandate is to build this segment into a more meaningful part of our overall business.

Brian Meredith - UBS - Analyst

Great, thank you.

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Operator

Matt Carletti, JMP

Matt Carletti - JMP Securities - Analyst

Just a follow-up on Brian’s question, actually. At a high level could you give us your best estimate of Validus with PaCRe and AlphaCat at kind of fully ramped out versus a Validus of the past without it. What incremental, what increment that might have on the ROE profile.

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

We are not all the way ramped out yet. Jeff, earlier gave a number for our fee income in the quarter, which is incremental. You could annualize that and get a sense of where it would be for the year, which is helpful but we really believe that the winning strategy in this market is to manage this outside capital in conjunction with the reinsurance platform.

We’ve got the underwriters, who can sort the business. We’ve got the systems that can properly write and segment it. And I think if I project forward, notwithstanding the incumbents here, you would expect that the companies with our kind of profile will have a strong competitive advantage. And we are not going to stop pressing that advantage until we have a bigger business there. I think we are just at the very beginning of the curve as to what you could see from a Company like us.

Matt Carletti - JMP Securities - Analyst

One of your competitors that has been doing it for a long time and has a big business there, said at times that they think it’s going to change their ROE profile by 3 to 4 points. Is that any reason why that wouldn’t be the case for Validus or are you being materially one side or the other of that?

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

We take a back seat to nobody, as a general rule -- (laughter). You did point out, though, that they’ve been at this for a very long time and, frankly, they’ve got some pretty advantageous structures in place that bring them strong benefits, just like our structures bring us benefit. This market is going to evolve. As it flows right now, it seemed to be much more institutional rather than Company focused. And the goal will be to gather assets and bring a level of assets will drive more fee income and higher ROE. I would love to achieve the level that you said, but let’s get it halfway there first and then we will work on the other half.

Matt Carletti - JMP Securities - Analyst

Fair enough.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Just following up on that though, I would say that in addition to the sidecar vehicles, PaCRe et cetera, we do also access third party capital using quota share reinsurance that has very attractive terms to us and increases our ROE in two ways. First, we get paid a commission up front and a profit commission on it.

And second, it allows us to optimize our use of capital in the Business. And so I don’t -- I wouldn’t say that we are at 3% to 4%, but when I think about all of the third party capital that we either underwrite on behalf of or use in our Business, it’s not that hard for me to imagine getting there in the near future.

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Matt Carletti - JMP Securities - Analyst

Great. Congratulations on a great quarter and, Jeff, congratulations on the move. Look forward to seeing you in Cincinnati someday soon.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Thanks Matt.

Operator

Next question Matthew Heimermann, JPMorgan.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

Just two quick ones. I think we are all pretty comfortable making our own assumptions about FSR for 2013, 2014, just on a full year basis, but could you just give us a sense of if we close early December, what impact, if any, we should expect we should model in for 4Q? I would assume if anything it’s more likely to be a little bit of a negative impact than a positive one outside of any gain, purchase gain?

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

This is Jeff Consolino, Matt, I’m struggling for what negative impact you would see.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

From an earnings -- I didn’t know if they were going -- I would assume that potentially you might have a little bit more earnings running through, or excuse me, expenses running through in 4Q then might be normal?

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

I think that is a fair point. Upon the closing a lot of those transaction costs, which we’re estimating at $20 million, will become due and payable there. As you know, we pulled that out of operating income. So, that would be a net to operating difference and we’ve already reflected that in our estimates of pro forma book value per share.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

Because with the $3.8 this quarter, that was a little confusing.

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

Yes, that’s a fair point

Matt Heimermann - JPMorgan Chase & Co. - Analyst

All right. So, that’ll be more explicitly pulled out next quarter and then, as a consequence, the question’s moot.

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Jeff Consolino - Validus Holdings, Ltd. - President & CFO

I do think we’ve given you an accurate depiction. When we announced the deal we indicated this would add $0.50 a share to tangible book value and a little bit less to diluted book value. But that fully reflects transaction costs through that, no matter where the geography is on the income statement

Matt Heimermann - JPMorgan Chase & Co. - Analyst

No, that’s fair. I was just more concerned about if we needed -- just making sure we weren’t knuckleheads and screwed up our 4Q estimates and so when you reported that was noise.

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

We will report operating, excluding those costs.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

Then just a question for Ed. There was a lot of retro purch or there was a tick up in retro demand in 2012 because of all the 2011 events. I would assume that with capital having rebuilt and the fact that we are talking about cap prices potentially declining at 1/1 that that demand probably goes away, at least some of it, in 2013. Is there any risk that some of that capacity gets reallocated into more traditional CAT and if so, is that a material amount of capacity to think about?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

I don’t think that it is likely that much of that will get translated into traditional CAT, because the reason it’s in retro is it typically retro is a one-shot cover. The business has to be collateralized. And so it’s high rate online business that makes sense to do it on a collateralized basis. If you move that over into traditional reinsurance, now you have to provide a reinstatement for an additional premium. And when you talk about having to provide two limits, the collateralized market suddenly doesn’t work very well. Now some of it could come into the marketplace as kind of the first event cover with traditional reinsurance providing second event, but I wouldn’t expect to see it all roll over by any means.

Matt Heimermann - JPMorgan Chase & Co. - Analyst

Okay, thanks for that. Have a good day.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Thank you.

Operator

Ryan Byrnes, Langen McAlenney.

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Ryan Byrnes - Langen McAlenney - Analyst

Sorry, guys, for all the questions, but one last quick one. Just want to get your thoughts on special dividends versus share repurchases, especially as obviously your multiples improved recently and, I guess, how you view those against each other?

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

I think our logic has been easy to date because we’ve been buying back shares below book value, which is, frankly, something that we do gleefully. At the point now that we are at today, special dividends are on the table, the ordinary dividend’s on the table, share buybacks are on the table, it’s all really a function of what is the most efficient way to return capital to shareholders.

And so there’s all sorts of theoretical debates about buying shares slightly above book value, looking out one or two quarter at what your book value will be. We go through all those exercises ourselves, but I think the short answer, Ryan, is that everything is on the table.

Ryan Byrnes - Langen McAlenney - Analyst

Great, thank you.

Operator

Michael Nannizzi, Goldman Sachs

Michael Nannizzi - Goldman Sachs - Analyst

One follow-up, if I could. Maybe, Ed, you could address this. When you think about the genesis and the managed CAT program and the talent internally to help cultivate that. If you talk about where that platform is today versus where you want it to be and kind of respectfully with Jeff’s departure, how you plan to put that together. Maybe just talk about other people, obviously including yourself, around the table that are there to shepherd that process forward.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Certainly, Mike. First I’d say that AlphaCat, the team you’re talking about, is a free standing team of people that have been with us for, in Lixin Zeng’s case, since the day we started the Company. We’ve augmented that with some talent from other places, including Goldman Sachs, in fact. Jeff Consolino’s been overseeing that for the last couple of years, but we’re a small Company. There’s pretty much nothing that goes on that we are not all involved in. And so, Jeff has had, I think, a very good positive impact. But that team is the one that’s out there raising the capital every day. Is the one out there underwriting the portfolio everyday.

And so, they’ll miss Jeff’s oversight and involvement, as we all will, but I think they will plug into John Hendrickson very well, and John has a good deal of background and experience in this sector from his Swiss Re days and we’ll continue raising capital and building that portfolio and business and adding resources to it as we have to date. So, I don’t expect to see any change at all in that. Again, it is a freestanding team that will continue doing what they do.

Jeff Consolino - Validus Holdings, Ltd. - President & CFO

And Mike, this is Jeff. Let me just pile on to that. No one accomplishes anything great on their own and we do think we are accomplishing something great there. I guess Ed Noonan would be the exception to that. The AlphaCat team, I think, distinguishes itself and why we think we’ve got a winning strategy in this area is because a lot of what we are selling is the expertise that’s resident in the broader reinsurance Company.

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So, what is our secret sauce there, it is the market access that our underwriters bring. It is the technology that we’ve developed for the reinsurance Company and it’s -- this is something that works because of Validus in its totality, not because of any individuals, even those individuals we’ve hired from Goldman Sachs

Michael Nannizzi - Goldman Sachs - Analyst

Okay, thank you.

Operator

At this time there are no further questions in the audio queue.

Ed Noonan - Validus Holdings, Ltd. - Chairman & CEO

Well, thank you very much and thanks, actually, for everybody’s involvement and questions. Obviously, a great quarter with both light CAT activity, but also the strength of our business shining through. We will come back and talk next quarter on Jeff Consolino’s last call about how the transition is going, and we will have better color commentary for you on the marketplace. But, I’d just like to thank everybody for taking the time to join us this morning. Bye now.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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Cautionary Note Regarding Forward-Looking Statements

This material may include forward-looking statements, both with respect to Validus and Flagstone and their industry, that reflect their current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus’ and Flagstone’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus believes that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) issues relating to claims and coverage that may emerge from changing industry practices or changing legal, judicial, social or other environmental conditions; 3) rating agency actions; 4) adequacy of Validus’ and Flagstone’s risk management and loss limitation methods; 5) competition in the insurance and reinsurance markets; 6) cyclicality of demand and pricing in the insurance and reinsurance markets; 7) adequacy of Validus’ and Flagstone’s respective loss reserves; 8) the estimates and judgments that Validus and Flagstone use in preparing their respective financial statements, which are more difficult to make than if Validus and Flagstone were mature companies; 9) retention of key personnel; 10) potential conflicts of interest with Validus’ and Flagstone’s respective officers and directors; 11) continued availability of capital and financing; 12) potential loss of business from one or more major insurance or reinsurance brokers; 13) the credit risk that each of Validus and Flagstone assume through their dealings with their respective insurance and reinsurance brokers; 14) Validus’ and Flagstone’s respective ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 15) the risk that Validus and Flagstone could be bound to policies that contravene their respective underwriting guidelines by managing general agents and other third parties who support certain of their businesses; 16) availability of reinsurance and retrocessional coverage; 17) the effect on Validus’ and Flagstone’s investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 18) the impact of currency fluctuations on Validus’ and Flagstone operating results; 19) the impact of heightened European sovereign debt risk on Validus’ and Flagstone’s fixed income portfolios; 20) the integration of Flagstone or other businesses Validus may acquire or new business ventures Validus may start; 21) the legal, regulatory and tax regimes under which Validus and Flagstone operate; and 22) acts of terrorism or outbreak of war, as well as management’s response to any of the aforementioned factors.

Additionally, the proposed mergers are subject to risks and uncertainties, including: (A) that Validus and Flagstone may be unable to complete the proposed mergers because, among other reasons, conditions to the closing of the proposed mergers may not be satisfied or waived; (B) uncertainty as to the actual premium (if any) that will be realized by Flagstone shareholders in connection with the proposed mergers; (C) uncertainty as to the long-term value of Validus common shares; (D) failure to realize the anticipated benefits of the proposed mergers, including as a result of failure or delay in integrating Flagstone’s businesses into Validus; and (E) the outcome of any legal proceedings to the extent initiated against Validus, Flagstone and others following the announcement of the proposed mergers, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and the risk factors included in Flagstone’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and Flagstone on file with the Securities and Exchange Commission (“SEC”). In addition to the risks described above, risks and uncertainties relating to the proposed mergers are more fully discussed in the definitive proxy statement/prospectus that was filed with the SEC on October 23, 2012. Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Each forward-looking statement speaks only as of the date of the particular statement and, except as may be required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The contents of any website referenced in this material are not incorporated by reference herein.

Additional Information about the Proposed Transaction and Where to Find It:

This material does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed first-step merger will be submitted to shareholders of Flagstone for their consideration. A definitive proxy statement/prospectus for the proposed mergers was filed on October 23, 2012. Flagstone shareholders are urged to read the definitive proxy statement/prospectus and any other relevant documents filed with the SEC because they contain and will contain important information. This material is not a substitute for the proxy statement/prospectus or any other documents which Validus or Flagstone may file with the SEC and send to Flagstone shareholders in connection with the proposed mergers.

The definitive proxy statement/prospectus filed on October 23, 2012 is, and other relevant materials, when filed, will be, available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus through Jon Levenson, Executive Vice President, at +1-441-278-9000, or Flagstone through Brenton Slade, Chief Marketing Officer, at +1-441-278-4303.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALIDUS HOLDINGS, LTD.

By:	/s/ Robert F. Kuzloski
Name: Robert F. Kuzloski
Title: Executive Vice President &
General Counsel

Dated: October 29, 2012